Exhibit 99.1

CRESCENT ANNOUNCES THIRD QUARTER 2003 RESULTS

FORT WORTH, TEXAS, November 4, 2003—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the third quarter 2003. Funds from operations available to common shareholders before impairments related to real estate assets (“FFO”) for the three months ended September 30, 2003 were $43.5 million, or $0.37 per share and equivalent unit (diluted). FFO for the nine months ended September 30, 2003 was $121.3 million or $1.04 per share and equivalent unit (diluted). These compare to FFO of $50.0 million or $0.43 per share and equivalent unit (diluted), for the three months ended September 30, 2002 and $167.3 million or $1.42 per share and equivalent unit (diluted) for the nine months ended September 30, 2002. Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although these companies may calculate funds from operations in different ways. A reconciliation of our FFO before and after impairments related to real estate assets to GAAP net income for the Company is included in the financial statements accompanying this press release.

Net loss to common shareholders for the three months ended September 30, 2003 was ($3.3) million, or ($0.03) per share (diluted). Net loss to common shareholders for the nine months ended September 30, 2003 was ($28.7) million or ($0.29) per share (diluted). This compares to net income available to common shareholders of $21.2 million or $0.20 per share (diluted), for the three months ended September 30, 2002 and $38.5 million or $0.37 per share (diluted), for the nine months ended September 30, 2002.

According to John C. Goff, Chief Executive Officer, “Our third quarter FFO of $.37 per share was above our expected range of $.30 to $.32 per share. Included in our expected range was an $.08 per share gain from the sale of a commercial land parcel in downtown Houston which, as you’ll recall, was delayed from the second quarter. In addition, we generated $.03 per share of lease termination fees, which are above our typical quarterly amount, and we recognized a $.02 per share gain from the sale of a commercial land parcel in Houston’s Greenway Plaza, which we expected to occur in the fourth quarter.

While overall economic news is increasingly positive, job growth continues to be muted. Consequently, we remain cautious about the timing of a recovery in our office business. From today’s vantage point, we see improvements in occupancy in late 2004 when job growth is expected to return.

On October 15, 2003, Crescent announced that its Board of Trust Managers had declared cash dividends of $.375 per share for Common, $.421875 per share for Series A Convertible Preferred, and $.59375 per share for Series B Redeemable Preferred. The dividends are payable November 15, 2003, to shareholders of record on October 31, 2003.

BUSINESS SECTOR REVIEW

Office Sector (66% of Gross Book Value of Real Estate Assets as of September 30, 2003)
Operating Results
Office property same-store net operating income (“NOI”) declined 14.4% for the three months ended September 30, 2003 over the same period in 2002. Average occupancy for these properties for the three months ended September 30, 2003 was 84.2% compared to 89.6% for the same period in 2002. As of September 30, 2003, the overall office portfolio’s leased occupancy was 86.2%, and its economic occupancy was 84.4%. During the three months ended September 30, 2003 and 2002, Crescent received $5.3 million and $3.0 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Office property same-store net operating income (“NOI”) declined 12.5% for the nine months ended September 30, 2003 over the same period in 2002. Average occupancy for these properties for the nine months ended September 30, 2003 was 84.7% compared to 90.0% for the same period in 2002. During the nine months ended September 30, 2003 and 2002, Crescent received $8.3 million and $4.8 million, respectively, of lease termination fees.

The Company leased 1.7 million net rentable square feet during the three months ended September 30, 2003, of which 1.3 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 12.2% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.90 per square foot per year and leasing costs were $1.06 per square foot per year.

The Company leased 4.0 million net rentable square feet during the nine months ended September 30, 2003, of which 2.4 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 12.2% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.83 per square foot per year and leasing costs were $1.03 per square foot per year.

Denny Alberts, President and Chief Operating Officer, commented, “As expected, in the third quarter our total office economic occupancy declined from 85.1% to 84.4%. While we continue to lease at a good pace, market conditions, particularly in Dallas and Denver, are expected to keep us from seeing any lift in occupancy until next year. Therefore, we anticipate ending this year at 85% to 86% economic occupancy, or an average economic occupancy of 84% to 85% for the year.

“We signed leases for 1.7 million square feet in the third quarter. Total leases that have commenced or will commence in 2003 are 4.7 million square feet. The weighted average full service rental rate of these commencing leases is $21.00 per square foot.

“Further, we have approximately 1.3 million total square feet of leases expiring by the end of the year. The weighted average full service rental rate for these leases is $19.58 per square foot. To date, 76% of that expiring space has been addressed – 52% by signed leases and 24% by leases in negotiation. Of the remaining 24%, or 320,000 square feet, appearing to be at risk, the majority relates to leases which continue to roll month to month, and substantially all of the rest is addressed by a lease that will commence in March of 2004.”

Acquisitions
On August 27, 2003, Crescent announced it had acquired BayView Colonnade L.L.C. and, as a result, The BAC Colonnade Office Building is now a part of Crescent’s portfolio. The Colonnade is an 11-story, 216,000 square-foot Class A building located in the Coral Gables submarket of Miami, Florida. The building’s leased occupancy as of September 30, 2003 was 92%.

On October 9, 2003, Crescent announced it has partnered with JPMorgan Fleming Asset Management in the acquisition of One BriarLake Plaza, a 20-story, 502,000 square foot Class A office building located in the Westchase submarket of Houston, Texas. The leased occupancy of this three year old building, as of September 30, 2003, was 90%. Under the joint-venture arrangement, JPMorgan Fleming Asset Management has a 70% interest in the property, while Crescent has a 30% interest and has been retained to provide management and leasing services to the venture.

Resort and Residential Development Sector (23% of Gross Book Value of Real Estate Assets as of September 30, 2003)
Destination Resort Properties
Same-store NOI for Crescent’s five consolidated resort properties increased 6% for the three months ended September 30, 2003 over the same period in 2002. The average daily rate decreased 3% and revenue per available room remained flat for the three months ended September 30, 2003 compared to the same period in 2002. Weighted average occupancy was 76% for the three months ended September 30, 2003 compared to 74% for the three months ended September 30, 2002.

Same-store NOI for Crescent’s five consolidated resort properties declined 12% for the nine months ended September 30, 2003 over the same period in 2002. The average daily rate decreased 1%, while revenue per available room remained flat for the nine months ended September 30, 2003 compared to the same period in 2002. Weighted average occupancy was 72% for the nine months ended September 30, 2003 compared to 71% for the nine months ended September 30, 2002.

Upscale Residential Development Properties
Crescent’s overall residential investment generated $2.8 million and $13.8 million in FFO for the three months and nine months ended September 30, 2003, respectively. This compares to $4.3 million and $32.4 million in FFO generated for the three and nine months ended September 30, 2002, respectively.

Investment Sector (11% of Gross Book Value of Real Estate Assets as of September 30, 2003)
Business-Class Hotel Properties
Same-store NOI for Crescent’s four business-class hotel properties decreased 1% for the three months ended September 30, 2003 over the same period in 2002. The average daily rate increased 2% and revenue per available room increased 3% for the three months ended September 30, 2003 compared to the same period in 2002. Weighted average occupancy was 73% for the three months ended September 30, 2003 and 2002.

Same-store NOI for Crescent’s four business-class hotel properties decreased 3% for the nine months ended September 30, 2003 over the same period in 2002. The average daily rate increased 1% and revenue per available room increased 2% for the nine months ended September 30, 2003 compared to the same period in 2002. Weighted average occupancy was 73% for the nine months ended September 30, 2003 compared to 71% for the nine months ended September 30, 2002.

Temperature-Controlled Facilities Investment
Crescent’s investment in temperature-controlled facilities generated $4.2 million and $16.3 million in FFO for the three and nine months ended September 30, 2003, respectively. This compares to $3.7 million and $14.5 million of FFO generated for the three and nine months ended September 30, 2002, respectively.

EARNINGS OUTLOOK

Crescent’s management reaffirms its 2003 FFO guidance range of $1.55 to $1.80 per share. This range anticipates the completion of various operating initiatives during the fourth quarter, including residential and other land sales, which may or may not occur in that period or at the levels anticipated.

In addition, the Company has provided documentation related to this guidance in its third quarter supplemental operating and financial data report. Refer to the following two paragraphs for details about accessing the conference call, presentation, and the supplemental operating and financial data report.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s third quarter supplemental operating and financial data report is available on the Company’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call the Company’s Investor Relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Tuesday, November 4, 2003, to discuss the third quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. Also on the Company’s website is a presentation that is designed to accompany the conference call and webcast.

A replay of the conference call will be available through November 10, 2003 by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 1486256. The webcast and presentation will be available on Crescent’s website for at least thirty days.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which may continue to be adversely affected by existing real estate conditions (including changes in vacancy rates in a particular market or markets, decreases in rental rates, increased competition from other properties) or by a general downturn in the economy;

•	Adverse changes in the financial condition of existing tenants;

•	Further deterioration in the resort/business-class hotel markets or in the market for residential land or luxury residences, including single-family homes, townhomes and condominiums, or in the economy generally;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to consummate anticipated office acquisitions and investment land and other dispositions on favorable terms and within anticipated time frames;

•	Further or continued adverse conditions in the temperature-controlled logistics business (including both industry-specific conditions and a general downturn in the economy) which may further jeopardize the ability of the tenant to pay all current and deferred rent due;

•	The inability of Crescent to complete the distribution to its shareholders of the shares of a new entity to purchase the AmeriCold tenant interest from COPI;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owned and managed, as of September 30, 2003, a portfolio of 74 premier office properties totaling 29.7 million square feet, located primarily in the Southwestern United States, with major concentrations in Dallas, Houston, Austin and Denver. In addition, the Company has investments in world-class resorts and spas and upscale residential developments.

FOR MORE INFORMATION

Investors: Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086 or Keira B. Moody, Vice President, Investor Relations, (817) 321-1412
Media: Sandra Porter, Director of Public Relations, (817) 321-1460

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